At a special meeting of shareholders of MFS New Discovery Fund, which was held on November 7, 2001, the following actions were taken:

Item 1. Trustees of the trust were elected as follows:
                          Number of Shares

                                                                   Withholding

Nominee                     For                                      Authority

Jeffrey L. Shames       52,894,327.427                               764,143.749
John W. Ballen          52,904,126.145                               754,345.031
Lawrence H. Cohn        52,875,217.857                               783,253.319
J. David Gibbons        52,886,974.087                               771,497.089
William R.Gutow         52,883,934.744                               774,536.432
J. Atwood Ives          52,895,711.178                               762,759.998
Abby M. O'Neill         52,895,807.500                               762,663.676
Lawrence T. Perera      52,890,876.857                               767,594.319
William J. Poorvu       52,889,208.301                               769,262.875
Arnold D. Scott         52,899,521.343                               758,949.833
J. Dale Sherratt        52,906,680.104                               751,791.072
Elaine R. Smith         52,886,753.361                               771,717.815
Ward Smith              52,887,919.296                               770,551.880

Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

Number of Shares

For                                  39,389,040.823
Against                               2,062,888.472
Abstain                               1,119,925.881
Broker Non-votes                     11,086,616.000

Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares

For                                   39,193,663.149
Against                                2,224,150.499
Abstain                                1,154,041.528
Broker Non-votes                      11,086,616.000

Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares

For                                   51,987,883.092
Against                                  615,857.219
Abstain                                1,054,730.865

Item 6. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the fiscal year ending August 31, 2002.

Number of Shares

For                                    52,456,697.415
Against                                   284,185.844
Abstain                                   917,587.917